Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of June 23, 2021 (the “First Amendment Effective Date”), is among HIGHPEAK ENERGY, INC., a Delaware corporation (the “Borrower”), FIFTH THIRD BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), the Guarantors, the financial institutions defined below as the Existing Lender, and the financial institutions defined below as the New Lenders.

RECITALS

A.         The Borrower, the Administrative Agent, and the Existing Lender are party to that certain Credit Agreement dated as of December 17, 2020 (the “Credit Agreement”), pursuant to which the Existing Lenders have made certain credit available to and on behalf of the Borrower.

B.         The Borrower has requested amendments to certain provisions of the Credit Agreement, the addition of the New Lenders under the Credit Agreement, and a redetermination of the Borrowing Base.

C.          The Borrower, the Guarantors, the Administrative Agent, the Existing Lender and the New Lenders (along with the Existing Lender, collectively, the “Lenders”) party hereto have agreed to amend certain provisions of the Credit Agreement as more fully set forth herein.

D.         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Amendment, shall have the meaning ascribed such term in the Credit Agreement after giving effect to this Amendment. Unless otherwise indicated, all references to sections in this Amendment refer to sections in the Credit Agreement. For the purposes of this Amendment, the following term shall have the following meaning:

“Existing Lender” means, collectively, Fifth Third Bank, National Association.

“New Lenders” means, collectively, Citizens Bank N.A., BOKF, NA dba Bank of Texas, Bank of America, N.A., and UMB Bank n.a.

Section 2.           Amendments to Credit Agreement.

2.1          Amendment to Section 1.02.

(a)           Section 1.02 is hereby amended by adding the following terms in the appropriate alphabetical place:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

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“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)         the first alternative set forth below that can be determined by the Administrative Agent:

(a)         the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-month’s duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(b)         the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 3.03(a); and

(2)         For purposes of Section 3.03(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

(3)         For purposes of Section 3.03(c), the “Benchmark Replacement” shall revert to and shall mean the Benchmark Replacement set forth in paragraph (a) in respect of any subsequent Benchmark setting.

Notwithstanding anything to the contrary herein, if the Benchmark Replacement as determined pursuant to any clause in this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Further, if the Benchmark interest rate to be replaced is rounded upwards to the next 1/100 of 1% under the terms of this Agreement or any Loan Document, the Benchmark Replacement shall also be rounded up to the next 1/100 of 1%; provided further that this provision governing rounding shall not apply if the Borrower has a Swap Agreement in effect with respect to all or part of the Loans.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City Time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

“Early Opt-in Election” means the occurrence of:

(1)         a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in such notice and are publicly available for review), and

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(2)         the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“First Amendment Effective Date” means June 23, 2021.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement that is not Term SOFR.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

(b)          Section 1.02 is hereby further amended by amending and restating the following definitions in Section 1.02 in their entirety to read as follows:

“Aggregate Elected Commitments” means (a) on the First Amendment Effective Date, $125,000,000, and (b) at any time thereafter, an amount determined in accordance with Section 2.06(c).

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“Arranger” means, (a) collectively, Fifth Third Bank, National Association, Citizens Bank N.A., BOKF, NA dba Bank of Texas, and Bank of America, N.A., in their respective capacities as joint lead arrangers hereunder, and (b) Fifth Third Bank, National Association, in its capacity as sole bookrunner hereunder.

“Consolidated Cash Balance” means the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Subsidiaries (other than (i) any cash set aside to pay in the ordinary course of business amounts of the Borrower and its Subsidiaries then due and owing to unaffiliated third parties (including, for the avoidance of doubt, to pay royalty obligations, working interest obligations, production payments, severance taxes, suspense payments, payroll, payroll taxes, other taxes, employee wage and benefit payments, trust and fiduciary obligations and reimbursements of LC Disbursements) and for which the Borrower or such Subsidiary, as applicable, has issued checks or has initiated wires or ACH transfers in order to pay (or will issue checks or initiate wires or ACH transfers in order to pay such amounts within thirty days), (ii) any cash set aside to pay royalty obligations in the ordinary course of business of the Borrower and its Subsidiaries then due and owing to unaffiliated third parties, (iii) any amounts held as Cash Collateral as required pursuant to Section 2.08(j), (iv) cash of the Borrower or any Restricted Subsidiary set aside to be used by the Borrower or any Subsidiary within five Business Days to pay the purchase price for any acquisition of any assets or property permitted hereunder by the Borrower or any Subsidiary pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such purchase price, (v) any proceeds from any issuance of Equity Interests by the Borrower not prohibited by this Agreement, provided that, in the case of this clause (v), such proceeds shall only be excluded from the Consolidated Cash Balance from the date of such issuance through and including the ninety days after such issuance, (vi) while and to the extent refundable, any cash or Cash Equivalents of the Borrower or any Subsidiaries constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits and (vii) any amounts held in those accounts described in clause (d) of the definition of Excluded Account).

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“LIBO Rate” means, subject to Section 3.03(b), with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided further that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, (x) to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.03(b), in the event that a Benchmark Replacement with respect to the LIBO Rate is implemented then all references herein to the LIBO Rate shall be deemed references to such Benchmark Replacement and (z) if the LIBO Rate or any Benchmark Replacement shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)          Section 1.02 is hereby amended by deleting the definition of “Replacement Rate” in its entirety.

2.2          Amendment to Section 3.03. Section 3.03 is hereby amended and restated to read as follows:

Section 3.03         Temporary Inability to Determine LIBO Rate; Benchmark Replacement Setting.

(a)          Temporary Inability to Determine LIBO Rate. In the event, prior to commencement of any Interest Period relating to a Eurodollar Borrowing, the Administrative Agent shall determine or be notified by Majority Lenders that:

(i)         deposits in Dollars (in the applicable amounts) are not being offered to it in the London Interbank Offered Rate market for such Interest Period,

(ii)         by reason of circumstances affecting the London Interbank Offered Rate Market adequate and reasonable methods do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable,

(iii)          the Adjusted LIBO Rate or LIBO Rate, as applicable, as determined by the Administrative Agent will not adequately and fairly reflect the cost to the Administrative Agent or Lenders of funding the Eurodollar Loans for such Interest Period; or

(iv)          the making or funding of Eurodollar Loans become impracticable;

then, the Administrative Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on Borrower and Lenders), and (x) any request for a Eurodollar Borrowing or for a conversion to or continuation of a Eurodollar Borrowing shall be automatically withdrawn and shall be deemed a request for an ABR Borrowing, (y) each Eurodollar Borrowing will automatically, on the last day of the then-current Interest Period relating thereto, become an ABR Borrowing, and (z) the obligations of Lenders to make Eurodollar Loans shall be suspended until the Administrative Agent or Majority Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event the Administrative Agent shall so notify Borrower and Lenders.

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(b)         Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.03(b)):

(i)         Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month, and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)         Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to, or continuation of Loans to be made, converted, or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

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(iii)         Term SOFR Reversion. Upon the occurrence of a Term SOFR Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date a Term SOFR Notice is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(iv)         Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision, or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(vi)         Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(vii)         Limitation of Liability. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the LIBO Rate or any alternative, successor, or replacement rate, including, without limitation, the implementation of any Benchmark Replacement or any Benchmark Replacement Conforming Changes or whether the composition or characteristics of any alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the LIBO Rate prior to its discontinuance or unavailability.

2.3          Amendment to Section 8.19. Section 8.19 is hereby amended and restated to read as follows:

Section 8.19         Affirmative Hedging Covenant. (a) Within sixty (60) days after the First Amendment Effective Date (or such later date as acceptable to Administrative Agent in its sole discretion), and (b) thereafter, as of the last day of each fiscal quarter (or, in each case, such later date acceptable to the Administrative Agent in its reasonable discretion), the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower has entered into, or shall have caused another Credit Party to enter into, Swap Agreements with one or more Approved Counterparties to hedge notional volumes covering, for the twenty-four month period following such date on a rolling basis, not less than sixty percent (60%) of the projected production of crude oil from the Borrower and its Restricted Subsidiaries’ Oil and Gas Properties owned as of such date constituting PDP Reserves as set forth in the most recently delivered Reserve Report.

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2.4          Amendment to Section 9.01(b). Section 9.01(b) is hereby amended and restated to read as follows:

(b)         Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing June 30, 2021, its ratio of (i) consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries (including the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.02 hereof), but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) (such ratio, the “Current Ratio”) to be less than 1.0 to 1.0.

2.5          New Section 11.12. A new Section 11.12 is hereby added to the end of Article XI of the Credit Agreement to read in its entirety as follows:

Section 11.12        Acknowledgements Regarding Erroneous Payments.

(a)          Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or such Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or such Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or such Issuing Bank under this Section 11.12 shall be conclusive, absent manifest error.

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(b)         Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)          Each Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by any Borrower or any other Credit Party.

(d)         Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Indebtedness under any Loan Document.

2.6          Amendment to Section 12.02(b). Section 12.02(b) is hereby amended to replace the reference to “Replacement Rate” with a reference to “Benchmark Replacement”.

2.7          Amendment to Section 12.02(b)(v). Section 12.02(b)(v) is hereby amended and restated to read as follows:

(v) change Section 4.01(b), Section 4.01(c) or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

2.8          Amendment to Section 12.02(b)(vii). Section 12.02(b)(vii) is hereby amended and restated to read as follows:

(vii) release any Guarantor (except as set forth in Section 11.10 or in the Guaranty Agreement), release or subordinate all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 90%, without the written consent of each Lender (other than any Defaulting Lender), or

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2.9          Amendment to Annex I (List of Maximum Credit Amounts and Elected Commitments). Upon the occurrence of the First Amendment Effective Date, Annex I of the Credit Agreement is hereby replaced with Annex I attached hereto on Exhibit A.

Section 3.    New Borrowing Base Notice; Waiver of Prior Notice for Section 2.07; Aggregate Elected Commitments.

3.1          The parties hereto agree that (i) this Amendment shall serve as (A) the Proposed Borrowing Base Notice pursuant to the requirements of Section 2.07(c)(ii) of the Credit Agreement and (B) the New Borrowing Base Notice pursuant to the requirements of Section 2.07(d) of the Credit Agreement, and (ii) any other notice or time period required by the terms of Section 2.07 of the Credit Agreement in connection with the increase in the Borrowing Base or Aggregate Elected Commitments to go in effect on the First Amendment Effective Date is hereby waived.

3.2          As of the First Amendment Effective Date, each of the Borrowing Base and Aggregate Elected Commitments shall be $125,000,000. Such Borrowing Base and Aggregate Elected Commitments shall remain in effect until the next Scheduled Redetermination Date, the next Interim Redetermination Date or as otherwise adjusted in accordance with the Credit Agreement, after giving effect to this Amendment.

Section 4.    Conditions Precedent as of the First Amendment Effective Date. This Amendment shall become effective on the date, when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):

4.1          The Administrative Agent shall have executed and received from the Lenders and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Amendment signed on behalf of each such Person.

4.2          The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the date hereof, including any fees or other amounts set forth in any fee letter executed as of the First Amendment Effective Date by the Borrower and Administrative Agent.

4.3          The Administrative Agent shall have received duly executed Notes or restated Notes, as applicable, payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

4.4          The Administrative Agent shall have received title information as the Administrative Agent may reasonably require with respect to the status of title to at least 90% of the total value of the Borrowing Base Properties evaluated in the most recently delivered Reserve Report.

4.5          The Administrative Agent shall have received Security Instruments as required by Section 8.14(a) of the Credit Agreement. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens on at least 90% of the total value of the Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

4.6          Immediately before and after giving effect to this Amendment, no Default shall have occurred and be continuing as of the First Amendment Effective Date.

4.7          The Administrative Agent shall have received satisfactory evidence that Borrower has entered into, or shall have caused another Credit Party to enter into, Swap Agreements with one or more Approved Counterparties, in compliance with Section 8.19 of the Credit Agreement, as amended by this Amendment.

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The Administrative Agent is hereby authorized and directed to declare this Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted in Section 12.02 of the Credit Agreement. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 5.    Concerning New Lenders.

5.1          The New Lenders have become Lenders upon their execution of this Amendment, and on the First Amendment Effective Date, each New Lender shall assume all rights and obligations of a Lender under the Credit Agreement. The Administrative Agent, the Existing Lender and the Borrower hereby consent to each New Lender’s acquisition of an interest in the aggregate Commitments and its Applicable Percentage. The Administrative Agent, the Existing Lenders and the Borrower hereby consent to the reallocation set forth herein. The Administrative Agent, the Existing Lenders and the Borrower hereby waive (i) any requirement that an Assignment and Assumption or any other documentation be executed in connection with such reallocation, and (ii) the payment of any processing and recordation fee to the Administrative Agent. In connection herewith, Existing Lender irrevocably sells and assigns to each New Lender, and each New Lender, severally and not jointly, hereby irrevocably purchases and assumes from the Existing Lender, as of the First Amendment Effective Date, so much of Existing Lender’s Commitment, outstanding Loans and participations in Letters of Credit, and rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto (including without limitation any guaranties and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of Existing Lender against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby), such that Existing Lender’s and each New Lender’s Maximum Credit Amount, Elected Commitment, Applicable Percentage of the outstanding Loans and participations in Letters of Credit, and rights and obligations as a Lender shall be equal to its Applicable Percentage, Maximum Credit Amount, and Elected Commitment as set forth on Annex I attached hereto on Exhibit A to this Amendment. Existing Lender and each New Lender agree that the provisions of the form of Assignment and Assumption attached as Exhibit H to the Credit Agreement shall apply to it as applicable depending on whether it is the assignee or assignor of such “Commitments” as applicable. Each party hereto agrees to execute an Assignment and Assumption to give effect to the foregoing if requested by the Administrative Agent or the Borrower.

5.2          Upon the First Amendment Effective Date, all Loans and participations in Letters of Credit of the Existing Lenders outstanding immediately prior to the First Amendment Effective Date shall be, and hereby are, restructured, rearranged and continued as provided in this Amendment and shall continue as Loans and participations in Letters of Credit of Existing Lender and each New Lender under the Credit Agreement pursuant to this Amendment.

5.3          Each New Lender represents and warrants to the Administrative Agent, for the benefit of the Lenders, as follows:

(a)           It has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered pursuant thereto;

First Amendment to Credit Agreement – Page 12

(b)           It has, independently and without reliance upon any Lender or any related party of the Administrative Agent or any Lender (an “Agent-Related Person”) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated by the Credit Agreement, and made its own decision to enter into the Credit Agreement and to extend credit to the Borrower and the other Credit Parties under the Credit Agreement; and

(c)           It will, independently and without reliance upon any Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, and other condition and creditworthiness of the Borrower and the other Credit Parties.

5.4          On the First Amendment Effective Date, subject to the satisfaction or waiver of the conditions to effectiveness set forth in Section 4 of this Amendment, each New Lender shall be deemed automatically to have become a party to the Credit Agreement and have all rights and obligations of a Lender under the Credit Agreement and the other Loan Documents, each as amended, as if it were an original Lender signatory thereto.

5.5          On the First Amendment Effective Date, each New Lender agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents, each as amended, applicable to the Lenders as if it were an original Lender signatory thereto (and expressly makes the appointment set forth in, and agrees to the obligations imposed under, Article 11 of the Credit Agreement).

5.6          On the First Amendment Effective Date, each New Lender shall become a Lender and the Maximum Credit Amounts of all Lenders shall be as set forth on Annex I attached hereto on Exhibit A to this Amendment.

Section 6.    Miscellaneous.

6.1          Confirmation. The provisions of the Credit Agreement, as amended by this Amendment, shall remain in full force and effect following the effectiveness of this Amendment.

6.2          Representations and Warranties. The Borrower and each Guarantor hereby (a) acknowledges and consents to the terms of this Amendment and (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended, restated, supplemented or otherwise modified hereby or otherwise in connection with a delivery made herewith and (c) represents and warrants to the Administrative Agent and the Lenders that as of the date hereof, after giving effect to the terms of this Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects, except that (A) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (B) to the extent any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) is true and correct in all respects and (ii) no Default or Event of Default has occurred and is continuing.

6.3          Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopy, facsimile or other electronic means (e.g., .pdf) shall be effective as delivery of a manually executed counterpart hereof.

First Amendment to Credit Agreement – Page 13

6.4          No Oral Agreement. This Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

6.5          GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

6.6          Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of one law firm acting as counsel to the Administrative Agent.

6.7          Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.9          Miscellaneous. Section 12.09(b), (c) and (d) of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

[SIGNATURES BEGIN NEXT PAGE]

First Amendment to Credit Agreement – Page 14

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the day and year first above written.

BORROWER:

HIGHPEAK ENERGY, INC., a Delaware corporation

By: /s/ Jack Hightower
Jack Hightower
Chief Executive Officer

GUARANTORS:

HIGHPEAK ENERGY ACQUISITION CORP.,
a Delaware corporation
HIGHPEAK ENERGY EMPLOYEES, INC.,
a Delaware corporation
LAZY JJ PROPERTIES, LLC,
a Delaware limited liability company

By: /s/ Jack Hightower
Jack Hightower
Chief Executive Officer

HIGHPEAK ENERGY ASSETS, LLC,
a Delaware limited liability company
HIGHPEAK ENERGY HOLDINGS, LLC,
a Delaware limited liability company

By: /s/ Jack Hightower
Jack Hightower
President

Signature Page to First Amendment to Credit Agreement

HighPeak Energy, Inc.

ADMINISTRATIVE AGENT:

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/ Dan Condley
Dan Condley
Managing Director

EXISTING LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Existing Lender and as an Issuing Bank

By: /s/ Dan Condley
Dan Condley
Managing Director

Signature Page to First Amendment to Credit Agreement

HighPeak Energy, Inc.

NEW LENDER:

CITIZENS BANK N.A.,
as a New Lender

By: /s/ David Baron
Name: David Baron
Title: Vice President

Signature Page to First Amendment to Credit Agreement

HighPeak Energy, Inc.

NEW LENDER:

BOKF, NA dba BANK OF TEXAS,
as a New Lender

By: /s/ Scott Miller
Name: Scott Miller
Title: Senior Vice President

Signature Page to First Amendment to Credit Agreement

HighPeak Energy, Inc.

NEW LENDER:

BANK OF AMERICA, N.A.,
as a New Lender

By: /s/ Pace Doherty
Name: Pace Doherty
Title: Vice President

Signature Page to First Amendment to Credit Agreement

HighPeak Energy, Inc.

NEW LENDER:

UMB BANK n.a.,
as a New Lender

By: /s/ Erica Spencer
Name: Erica Spencer
Title: VP – Energy Division

Signature Page to First Amendment to Credit Agreement

HighPeak Energy, Inc.